Multi-Year Supplemental Excess Catastrophe Reinsurance Contract
Effective: July 1, 2006

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Table of Contents

Multi-Year Supplemental Excess Catastrophe
Reinsurance Contract
Effective: July 1, 2006
(hereinafter referred to as the "Contract")

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida
(hereinafter referred to as the "Company")

by

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the "Reinsurer")

Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Property business, including Homeowners and Mobile Home, subject to the terms, conditions and limitations set forth herein.

Article II - Commencement and Termination

A. This Contract shall become effective on July 1, 2006, with respect to losses arising out of loss occurrences commencing on or after that date, and shall remain in force until June 30, 2009, both days inclusive. Local standard time in Florida shall determine the date of loss.

B. Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1. The Subscribing Reinsurer's policyholders' surplus at the beginning of any Contract Year has been reduced by more than 25.0% of the amount of surplus 12 months prior to that date; or

2. The Subscribing Reinsurer's policyholders' surplus at any time during any Contract Year has been reduced by more than 25.0% of the amount of surplus at the date of the Subscribing Reinsurer's most recent financial statement filed with regulatory authorities and available to the public as of the beginning of that Contract Year; or

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3. The Subscribing Reinsurer's A.M. Best's rating has been assigned or downgraded below A- and/or Standard & Poor's rating has been assigned or downgraded below BBB+; or

4. The Subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s), except for any transactions as to which, immediately thereafter, such successor is owned directly or indirectly by parties who held a majority of the shares or voting power of the Subscribing Reinsurer or whose board of directors is composed of a majority of individuals who served on the board of the Subscribing Reinsurer or whose nomination or election was approved by a vote of the directors of the Subscribing Reinsurer; or

5. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6. The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

C. Notwithstanding the provisions of paragraphs A and B above, a Subscribing Reinsurer may terminate its percentage share in this Contract at any time by giving written notice to the Company in the event any of the following circumstances occur:

1. The Company's policyholders' surplus at the beginning of any Contract Year has been reduced by more than 50.0% of the amount of surplus three months prior to that date; or

2. The Company's policyholders' surplus at any time during any Contract Year has been reduced by more than 50.0% of the amount of surplus at the date of the Company's most recent financial statement filed with regulatory authorities and available to the public as of the beginning of that Contract Year; or

3. The Company has become merged with, acquired by or controlled by any other company, corporation or individual(s), except for any transactions as to which, immediately thereafter, such successor is owned directly or indirectly by parties who held a majority of the shares or voting power of the Company or whose board of directors is composed of a majority of individuals who served on the board of the Company or whose nomination or election was approved by a vote of the directors of the Company; or

4. A State Insurance Department or other legal authority has ordered the Company to cease writing business; or

5. The Company has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Company for the appointment of a receiver, liquidator, rehabilitator,

conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

D. In the event the Company does not pay the premium due hereunder in accordance with the provisions of this Contract (other than as a result of the Company's insolvency), the Contract will automatically terminate *ab initio* with the Reinsurer reclaiming the Reinsurer's Expense allowed on reinsurance premium paid prior to the effective date of termination.

E. Notwithstanding the provisions of paragraphs A and B above, the Company may terminate and commute this Contract, subject to the provisions of the Commutation Article, on June 30, 2007 or June 30, 2008 by giving the Reinsurer not less than 15 days prior written notice if the Experience Account balance as of the effective date of termination is positive.

F. Notwithstanding the provisions of paragraphs A and C above, the Reinsurer may terminate this Contract on June 30, 2007 or June 30, 2008 by giving the Company not less than 15 days prior written notice if the Reinsurer's cumulative incurred (including bulk reserve estimates) losses for this Contract as of the effective date of termination exceed 80.0% of the cumulative reinsurance premium paid by the Company for this Contract. If the Reinsurer terminates this Contract in accordance with this paragraph, the Reinsurer shall not be entitled to an early cancellation fee.

G. If a loss occurrence covered hereunder is in progress at the end of any Contract Year, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the end of that Contract Year, provided that no part of such loss occurrence is claimed against any other Contract Year or renewal or replacement of this Contract.

Article III - Territory

The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Company's policies provide coverage when said moveable property is outside the aforesaid territorial limits.

Article IV - Exclusions

This Contract does not apply to and specifically excludes the following:

1. Reinsurance assumed by the Company under obligatory reinsurance agreements, except:

    a. Inter-company reinsurance between the Company and American Vehicle Insurance Company;

    b. Agency reinsurance where the policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date; and

c. Business assumed by the Company from Citizens Property Insurance Corporation.

2. Hail damage to growing or standing crops.

3. Flood Insurance when written and classified as such.

4. Mortgage Impairment and Difference in Conditions when written as such.

5. Title Insurance and all forms of Financial Guarantee, Credit and Insolvency Insurance.

6. Aviation, Ocean Marine, Boiler and Machinery, Fidelity and Surety, Accident and Health, Animal Mortality and Workers' Compensation and Employers Liability.

7. Errors and Omissions, Malpractice and any other type of Professional Liability insurance.

8. Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25.0% of the Company's property loss under the applicable original policy.

9. Loss or liability as excluded under the provisions of the "War Exclusion Clause" attached to and forming part of this Contract.

10. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)" attached to and forming part of this Contract.

11. Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the FHCF or Citizens Property Insurance Corporation.

12. Loss or liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

13. Transmission and distribution lines.

14. Mold, other than as a result of a covered peril.

15. Loss or liability as excluded under the provisions of the "Terrorism Exclusion (NMA 2930b)" attached to and forming part of this Contract.

16. All property loss, damage, destruction, erasure, corruption or alteration of Electronic Data from any cause whatsoever (including but not limited to Computer Virus) or loss of use, reduction in functionality, cost, expense or whatsoever nature resulting therefrom, unless resulting from a peril otherwise covered under the policy involved.

    "Electronic Data" as used herein means facts, concepts and information converted to a form usable for communications, interpretation or processing by electronic and electromechanical data processing or electronically-controlled equipment and includes programs, software and other coded instructions for the processing and manipulation of data or the direction and manipulation of such equipment.

    "Computer Virus" as used herein means a set of corrupting, harmful or otherwise unauthorized instructions or code, including a set of maliciously-introduced, unauthorized instructions or code, that propagate themselves through a computer system network of whatsoever nature.

    However, in the event that a peril otherwise covered under the policy results from any of the matters described above, this Contract, subject to all other terms and conditions, will cover physical damage directly caused by such listed peril.

17. Loss in Excess of Policy Limits and Extra Contractual Obligations, defined as follows:

    a. "Loss in Excess of Policy Limits" shall mean any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company's policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

    b. "Extra Contractual Obligations" shall mean any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

18. Any losses resulting from a Loss Occurrence that produces an Original Market Loss, as measured by Property Claims Services for all insured losses within the United States, equal to or greater than $20,000,000,000.

Article V - Retention and Limit

A. Each Contract Year, the Company shall provide the Reinsurer with Portfolio Data current as of February 28, but in any event it shall not be provided later than April 15 of each Contract

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Year, to be used in the calculation of the Company's provisional Per Loss Occurrence Retention of liability and the Reinsurer's provisional Per Loss Occurrence Limit of liability, as defined below.

B. For the first Contract Year, the Company shall provide the Reinsurer with Portfolio Data current as of September 30, 2006, to be used in adjusting the Company's provisional Per Loss Occurrence Retention of liability and the Reinsurer's provisional Per Loss Occurrence Limit of liability to the Company's actual Per Loss Occurrence Retention of liability and the Reinsurer's actual Per Loss Occurrence Limit of liability.

C. The Per Loss Occurrence Retention of liability for the first Contract Year shall be calculated using Portfolio Data as of September 30, 2006, and shall be an amount that is equal to the loss to the Company in connection with the policies that has a Return Time of 5.3, calculated using the Catastrophe Model and subject to a minimum of $13,500,000.

D. The Per Loss Occurrence Retention of liability for the second and third Contract Years shall provisionally be calculated and provided to the Subscribing Reinsurer by April 30 of the immediately preceding Contract Year, using Portfolio Data as of February 28 of such prior Contract Year (Portfolio Data shall impute an appropriate expectation for business plan growth to arrive at a projected in-force portfolio as of September 30 of the Contract Year) and shall be an amount that is equal to the loss to the Company in connection with the policies that has a Return Time of 5.3 calculated using the Catastrophe Model and subject to a minimum of $13,500,000. The Per Loss Occurrence Retention of liability for the second and third Contract Years shall be finally calculated using Portfolio Data as of September 30 of the Contract Year.

E. The Per Loss Occurrence Limit of liability in any one Contract Year shall be the lesser of (1) $25,000,000 or (2) an amount that is equal to the loss to the Company in connection with the policies that has a Return Time of 9.32, recalculated using the Catastrophe Model with exposures as of September 30 as respects the first Contract Year and with provisional exposures as of February 28 as respects the second and third Contract Years, which shall be provided to the Reinsurer no later than April 30 of the prior Contract Year, less the Per Loss Occurrence Retention of liability (including an estimate for business plan growth to arrive at a projected in-force portfolio as of September 30 of the same calendar year). The Per Loss Occurrence Limit of liability for the second and third Contract Years shall be finally calculated using Portfolio Data as of September 30 of the Contract Year.

F. **Section A:**

For each Loss Occurrence and in the aggregate for any one Contract Year, the Reinsurer's limit of liability under Section A shall not exceed the Per Loss Occurrence Limit of liability.

G. **Section B:**

For each Loss Occurrence, the Company's retention of liability under Section B in any one Contract Year shall equal the Company's Per Loss Occurrence Retention of liability under Section A for such Contract Year, plus any liabilities incurred by the Reinsurer under Section A. The Reinsurer's limit of liability for such Contract Year shall then be the amount by which such Ultimate Net Loss in such Contract Year exceeds the Company's retention of liability for such Contract Year. The aggregate limit of liability of the Reinsurer under this

Section B only during the term of this Contract shall not exceed one-third of the total limit of liability of the Reinsurer under Section A during the term of this Contract.

H. Notwithstanding the above, subject to the maximum Per Loss Occurrence Limit of liability and the minimum Per Loss Occurrence Retention of liability noted above, the sum of the Per Loss Occurrence Limit of liability and the Per Loss Occurrence Retention of liability shall be $35,000,000 for the first Contract Year.

I. Notwithstanding the provisions above, if this Contract is terminated in accordance with subparagraph 5 of paragraph C of the Commencement and Termination Article, the total limit of liability of the Reinsurer under this Contract shall not exceed 133% of the cumulative reinsurance premium paid by the Company as of the effective date of termination.

J. Notwithstanding the provisions above, no claim shall be made hereunder as respects losses arising out of Loss Occurrences commencing during the term of this Contract unless at least two risks insured or reinsured by the Company are involved in such Loss Occurrence. For purposes hereof, the Company shall be the sole judge of what constitutes "one risk."

Article VI - Florida Hurricane Catastrophe Fund

A. Any loss reimbursement paid or payable to the Company under the FHCF as a result of Loss Occurrences commencing during the term of this Contract shall inure to the benefit of this Contract. Further, any FHCF loss reimbursement shall be deemed to be paid to the Company in accordance with the reimbursement contract between the Company and the State Board of Administration of the State of Florida at the full payout level set forth therein and will be deemed not to be reduced by any reduction or exhaustion of the FHCF's claims paying capacity.

B. Prior to the determination of the Company's FHCF retention and payout, if any, under the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Reinsurer's liability hereunder will be determined provisionally based on the projected payout, determined in accordance with the provisions of the reimbursement contract. Following determination of the payout under the reimbursement contract, the Ultimate Net Loss under this Contract will be recalculated. If, as a result of such calculation, the loss to the Reinsurer under this Contract in any one Loss Occurrence is less than the amount previously paid by the Reinsurer, the Company shall promptly remit the difference to the Reinsurer. If the loss to the Reinsurer in any one Loss Occurrence is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Company.

C. If an FHCF reimbursement amount is based on the Company's losses in more than one Loss Occurrence commencing during the term of this Contract, the total FHCF reimbursement received by the Company shall be allocated to individual Loss Occurrences in chronological order of the dates such Loss Occurrences commence, beginning with the first such Loss Occurrence commencing during the term of this Contract, provided that:

   1. The portion of the total FHCF reimbursement amount to be allocated by the Company to any individual Loss Occurrence shall be equal to the lesser of (a) the amount of

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FHCF reimbursement to which the Company would be entitled for that Loss Occurrence alone, or (b) the remaining FHCF reimbursement which has not been allocated by the Company to prior Loss Occurrences; and

2. The total amount allocated by the Company to all such Loss Occurrences shall be equal to the total FHCF reimbursement received by the Company for such Loss Occurrences.

Notwithstanding the foregoing, the allocation of FHCF reimbursement amounts to individual Loss Occurrences shall be at the sole discretion of the Company until the Company's losses arising out of all such Loss Occurrences are finally determined. Upon final settlement of all such losses and final determination of the Company's total FHCF reimbursement amount for such Loss Occurrences, the Company shall reallocate the FHCF reimbursement amount based on chronological order as specified above.

Article VII - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which, except those from the FHCF, shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article VIII - Definitions

A. "Ultimate Net Loss" as used herein is defined as the sum or sums (including Loss Adjustment Expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's Ultimate Net Loss has been ascertained.

B. "Loss Adjustment Expense" as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to interest on judgments, expenses of outside adjusters and Declaratory Judgment Expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, but shall not include office expenses or salaries of the Company's regular employees.

C. "Declaratory Judgment Expenses" as used in this Contract shall mean all expenses incurred by the Company in connection with declaratory judgment actions brought to determine the Company's defense and/or indemnification obligations that are assignable to specific policies and claims subject to this Contract. Declaratory Judgment Expenses shall be deemed to have been incurred by the Company on the date of the original loss (if any) giving rise to the declaratory judgment action.

D. "Contract Year" as used in this Contract shall mean the period from July 1, 2006 until June 30, 2007, both days inclusive, (or portion thereof) and each subsequent 12-month period (or portion thereof) thereafter.

E. "Catastrophe Model" as used in this Contract shall mean AIR CLASIC/2 ™ version 7.5 in respect of hurricanes with loss calculations net of deductibles and assuming no demand surge and no storm surge.

F. "Portfolio Data" as used in this Contract shall mean the policy level data current as of a specified date used as input to the Catastrophe Model.

G. "Return Time" as used in this Contract shall mean one divided by the probability that a Loss Occurrence exceeds a specified value, as calculated by the Catastrophe Model using the specified Portfolio Data.

Article IX - Loss Occurrence

A. The term "Loss Occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "Loss Occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "Loss Occurrence" shall be further defined as follows:

1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph A) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "Loss Occurrence."

4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company's "Loss Occurrence."

5. As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which occur during any period of 168 consecutive hours within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another may be included in the Company's "Loss Occurrence."

B. Except for those "Loss Occurrences" referred to in subparagraph 2 of paragraph A above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any "Loss Occurrence" referred to in subparagraph 1 of paragraph A above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C. However, as respects those "Loss Occurrences" referred to in subparagraph 2 of paragraph A above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "Loss Occurrences," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D. No individual losses occasioned by an event that would be covered by a 72 hours clause may be included in any "Loss Occurrence" claimed under a 168 hours provision.

Article X - Loss Notices and Settlements

A. Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract and the terms of the Company's policies, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Company.

Article XI - Cash Call

Notwithstanding the provisions of the Loss Notices and Settlements Article above and subject to the rights of offset under the Offset Article (BRMA 36C), upon the request of the Company, the Reinsurer shall pay any amount with regard to a loss settlement or settlements that are scheduled to be made within the next 14 working days by the Company, subject to receipt by

the Reinsurer of a satisfactory proof of loss. Such agreed payment shall be made within 10 working days from receipt by the Reinsurer.

Article XII - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article XIII - Reinsurance Premium

A. As premium for the reinsurance provided hereunder for each Contract Year, the Company shall pay to the Reinsurer an amount equal to 100% of the actual Per Loss Occurrence Limit of liability for that Contract Year (or a pro rata portion thereof if the Contract Year is less than 12 months), subject to an annual minimum premium of $18,000,000 (or a pro rata portion thereof if the Contract Year is less than 12 months).

B. The Company shall pay the Reinsurer an annual deposit premium in four equal installments on July 1, October 1, January 1 and April 1 of each Contract Year. The deposit premium shall be equal to $20,000,000 for the first Contract Year and equal to the applicable Per Loss Occurrence Limit of liability for the second and third Contract Years. However, if this Contract is terminated, no deposit premium installments shall be due after the effective date of termination.

C. As soon as possible after the end of each Contract Year, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraphs A and B above, and any premium due the Reinsurer or return premium due the Company shall be remitted promptly.

Article XIV - Reinsurer's Expense

A. The Company shall allow the Reinsurer a Reinsurer's Expense equal to 57.5% of the actual premium paid or payable by the Company for each Contract Year, determined in accordance with the Reinsurance Premium Article.

B. Notwithstanding the provisions of paragraph A above, in the event that losses otherwise recoverable under this Contract in any one Loss Occurrence are excluded under the provisions of subparagraph 18 of the Exclusions Article, the Reinsurer's Expense shall be reduced by 10.0% of the actual reinsurance premium for each Contract Year for each such Loss Occurrence excluded, subject to a minimum Reinsurer's Expense of 37.5% of the

actual reinsurance premium for each Contract Year. In the event of termination of this Contract in accordance with paragraph E of the Commencement and Termination Article, the Reinsurer's Expense shall not be less than 47.5% of the actual premium for each Contract Year.

Article XV - Experience Account and Collateral

A. The Company shall establish and maintain a notional Experience Account from the effective date of this Contract until the complete and final release of all the Reinsurer's obligations to the Company under this Contract.

B. The Experience Account is defined on a cumulative paid basis as:

1. Reinsurance premium; less
2. Reinsurer's Expense; less
3. Federal Excise Tax, if any; less
4. Ceded paid losses.

C. To the extent that the payment of any loss by the Reinsurer causes the Experience Account to be negative, the Company shall post a clean, irrevocable Letter of Credit in the amount of the lesser of (1) the premium amounts payable before the inception of the next Contract Year or the expiration or termination of this Contract, as applicable, and (2) the amount of such calculated negative balance. This Letter of Credit must be posted as a condition precedent to such claim payment being due from the Reinsurer.

Article XVI - Commutation

A. If the balance in the Experience Account is positive at the effective date of termination or expiration of this Contract, the Company has the unilateral right to commute this Contract after that date in exchange for a complete and final release of the Reinsurer from all of its past, present and future obligations, whether known or unknown, to the Company under this Contract. The Company shall receive 100% of the positive balance of the Experience Account upon commutation.

B. The Company has the right to commute this Contract as of June 30 of any Contract Year (with prior written notice provided on or before June 15 of such Contract Year) only in the event that the Experience Account is positive at the effective date of termination. In the event of commutation by the Company as of June 30, 2007, then in addition to the Experience Account and commutation provisions noted in paragraph A above, the Company shall pay the Reinsurer an early cancellation fee of $2,000,000. In the event of commutation by the Company as of June 30, 2008, then in addition to the Experience Account and commutation provisions noted in paragraph A above, the Company shall pay the Reinsurer an early cancellation fee of $1,000,000. In the event the Company commutes this Contract in accordance with this Article, the positive balance in the Experience Account upon the effective date of commutation may be applied to the

cancellation fee, however in the event the cancellation fee is greater than the positive balance in the Experience Account, the Company shall still remain liable for the difference. Further, if the balance in the Experience Account after the payment of the early cancellation fee is positive, 100% of that positive balance shall be paid to the Company.

C. The Reinsurer has the right to commute this Contract as of June 30 of any Contract Year (with prior written notice provided on or before June 15 of such Contract Year) if the Reinsurer's cumulative incurred (including bulk reserve estimates) losses for this Contract exceed 80.0% of the cumulative reinsurance premium paid by the Company for this Contract as of the effective date of termination. In the event the Reinsurer terminates this Contract, a final commutation is not required as of June 30 and the obligations of this Contract can be settled in accordance with the provisions of the Commencement and Termination Article. In the event of early termination by the Reinsurer, the Reinsurer shall not be entitled to an early cancellation fee.

D. Commutation of this Contract represents a full and final release of each party's known or unknown obligations and liabilities under this Contract.

Article XVII - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due to either party is not received by the intermediary named in the Intermediary Article (BRMA 23A) (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

    1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

    2. 1/365ths of the six-month United States Treasury Bill rate as quoted in *The Wall Street Journal* on the first business day of the month for which the calculation is made; times

    3. The amount past due, including accrued interest.

    It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

    1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2. Any claim or loss payment due the Company hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article XVIII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XIX - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XX - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XXI - Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article XXII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XXIII - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XXIV - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XXV - Federal Excise Tax

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon as imposed under Section 4371 of the Internal Revenue Code to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XXVI - Loss Reserves

A. The Reinsurer agrees to fund its share of amounts, including but not limited to, the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) by:

   1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

   2. Escrow accounts for the benefit of the Company in a bank or banks meeting the NAIC Securities Valuation Office credit standards for escrow accounts and acceptable to the insurance regulatory authorities involved; and/or

   3. Cash advances;

   if the Reinsurer:

   1. Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

   2. Has an A.M. Best Company's rating equal to or below B++.

   The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company shall pay the cost of any required letter of credit at an actual cost, not to exceed 60 basis points per annum. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4. To fund a cash account in an amount equal to the Reinsurer's share of amounts, including but not limited to, any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of amounts, including but not limited to, the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XXVII - Insolvency

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company unless specifically allowed for in this Contract or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory

successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Article XXVIII - Arbitration (BRMA 6J)

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article XXIX - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXX - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Article XXXI - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Lauderdale Lakes, Florida, this 1 day of September in the year 2006.

Federated National Insurance Company

BENFIELD

War Exclusion Clause

As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

   I. Nuclear reactor power plants including all auxiliary property on the site, or

   II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

   III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

   IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

   (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

   (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7. Reassured to be sole judge of what constitutes:

   (a) substantial quantities, and

   (b) the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

   (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

   (b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57
N.M.A. 1119
BRMA 35B

06\F7V1020

Terrorism Exclusion

(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government *de jure* or *de facto* of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) *de jure* or *de facto*, and which:

1. Involves violence against one or more persons, or
2. Involves damage to property; or
3. Endangers life other than the person committing the action; or
4. Creates a risk to health or safety of the public or a section of the public; or
5. Is designed to interfere with or disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement, in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost and expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear pollution or contamination.

NMA 2930b

Interests and Liabilities Agreement

of

Catlin Insurance Company Ltd.
Hamilton, Bermuda
(hereinafter referred to as the "Subscribing Reinsurer")

with respect to the

**Multi-Year Supplemental Excess Catastrophe Reinsurance Contract
Effective: July 1, 2006**

issued to and duly executed by

Federated National Insurance Company
Lauderdale Lakes, Florida

The *Subscribing Reinsurer* hereby accepts a 25.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective on July 1, 2006, and shall continue in force until June 30, 2009, both days inclusive, unless earlier terminated in accordance with the provisions of the attached Contract.

The *Subscribing Reinsurer's* share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the *Subscribing Reinsurer* shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the *Subscribing Reinsurer* by its duly authorized representative has executed this Agreement as of the date undermentioned at:

Hamilton, Bermuda, this 12TH day of September in the year 2006.

Catlin Insurance Company Ltd.
MARK VAN ZANDEN

CATLIN REFERENCE: GA000114456

06L\F7V1020

BENFIELD

Multi-Year Supplemental Excess Catastrophe
Reinsurance Contract
Effective: July 1, 2006

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Reinsurer	Participation
Catlin Insurance Company Ltd.	25.0%
Total	**25.0%** part of 100% share in the interests and liabilities of the "Reinsurer"